Exhibit 99.2

Conference Call Speech Q3 2007

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q3 2007. I will begin with the financial results:

Sales in Q3 were $1.3 million, down from sales, of $1.91 million in Q3 2006. The result was a GAAP accounting loss of $306 thousand, or two cents per share compared to 502 thousand and four cents per share in the year earlier quarter.

FSI concentrates on operating cash flow as the most useful comparison between periods. By excluding depreciation, stock option expenses and one-time items, a more transparent view of corporate progress may be obtained. Please see our Q3 financials news release of Nov 14 filed as form 8K with the SEC for specifics of conversion between GAAP and non-GAAP measures.

Operating cash flow for the nine months to Sept 30 2007 was $406 thousand compared to $324 thousand in the year earlier period. Per share there was cash flow of 3 cents in 07 compared to 2 cents in 06.

Objectives for the next 2 quarters:

We will increase sales to Australia. This will significantly improve our chances of getting purchase commitments in the US for the evaporation season that starts in March 2008. We must continue our pressure to complete a trial use at Owens Lake and obtain the sale.

Regain cash flow in Q4 – We should see a recovery in NCS sales as North Sea oil shut-downs are completed and the Q3 seasonal weakness in agriculture sales is replaced by pre-orders for the 08 season. In the swimming pool market the early buy programs will begin generating revenue in Q4.

Take Possession of our new biomass factory and push toward the earliest possible production date.

Q3 Highlights by Product Line:

1.
In the swimming pool market Heatsavr and Ecosavr sales have been combined under a single executive, Grant Moonie. Co-marketing of the products has improved as a result of this change and overhead has been reduced. The success of this change will be evident in Q1 and Q2 08.

2.
Watersavr should have had more sales in Q3. Our US distributor made almost no effort resulting in almost no sales. This distributor has lost its credibility and FSI will develop direct sales along with looking for new distribution. In California, we believed that an important trial was to start any week all quarter. Unfortunately, bureaucrats failed to obtain a particular permit and we only became aware of the deficit as the season ended. We have advised our political contacts of the situation and expect to begin the trial on 40 acres as soon as winter is over. The sales cycle is just beginning for the Australian 07/08 season. All indications are that the success last year will be dwarfed by this year. We are particularly pleased that the manufacturers of spreading machines are seeing significant orders that we expect will drive WS sales in Q4 and first quarter 08.

3.
WS-BTI: As announced, we are working with AMVAC on field tests and will proceed to a distribution agreement if the tests are successful. The poor shelf life of our granular formula has delayed this project until a reformulation is complete. We are committed to this product and expect it to become a strong profit center once it is perfected.

4.
The NanoChem division had lower sales compared to the year earlier period due to oil-field maintenance shut-downs that were not present in 06. We did not loose any customers and sales should recover in Q4. This shows management that we were wrong in our 06 prediction that we had reduced seasonality. Therefore, we now expect revenue slowdowns in future third quarters, though not as large as this year. Biopolymers from NCS are becoming more competitive with their main non-biodegradable competition, poly-acrylates, the longer oil remains at elevated prices. In addition to our R&D efforts to develop improvements to our base products and increase utilization in current oilfield operations and agriculture, we are continuing our efforts to convince water treatment and detergent companies to use our biopolymers in place of incumbent, non-degradable materials. The target markets are controlled by very large companies that have long decision cycles but also contract for large amounts over long periods. There has been progress in both detergent and water treatment since the last conference call, however, we caution that these initiatives will take some time to succeed. Patience will prove worthwhile as a single success in detergents could lead to sales far in excess of our current company wide total.

5.
Biomass Factory: As we wait to take possession on Nov 30th, we continue with final design and process optimization. Continuous high oil prices are having a negative effect on our margins as raw material costs, wages and transport increase while our ability to pass on costs is limited. As oil has increased from $65 to 95/barrel, sugar to run our new process has only increased from 11 cents a pound to 12 cents. This illustrates the huge advantage of moving to renewable inputs. The biomass to aspartic acid plant is critical to reducing raw material and transport costs and allowing NCS to recapture margins and secure new clients. If it is possible to economically start up parts of the plant in advance of the fall 08 schedule, we will do so. When this plant is running at capacity, NCS will be one of the few chemical companies in the world that does not use oil as its raw material source. This will be a huge advantage for years as competitors struggle to catch up while NCS reaps the benefits of reliable low cost raw materials.

Expectations:

1.
We expect 2007 to have positive operating cash flow for the year as a whole and for all quarters except Q3. In 2008, we see a significant probability of large contracts in either the W$ or biopolymer product lines that would dramatically increase revenue and cash flow.

2.
Watersavr is expected to be close to breakeven in 2007 if sales to Australia meet expectations and have significant positive cash flow in 08. The cash from operations will be used to increase sales at the quickest possible pace.

Summary: Small companies find it difficult to grow without short-term volatility in revenue like this past quarter, one that we are not pleased with.  However, the future is very bright. WS is becoming a “standard operating procedure” in Australia. A city that treated one of its small reservoirs last year has committed to six this year. Multiple mines are following the lead set by a few last year. Governments around the world are coming to understand that water saved should be valued at the price it can be sold and setting aside funds for water conservation. This is very good for WS since it can save water for less than 15 cents a cubic meter; far less than any other source of new water. As energy prices rise, the cost of other solutions rise faster than WS and our opportunity to win multi-million dollar contracts increases. NCS has similar opportunities. Completion and start-up of the biomass plant assures us the lowest possible input costs and will allow the division to reach full current capacity of 25 million dollars annually over the next few years. Margins can increase substantially from current levels. I look forward to leading the FSI team of professionals forward to these goals and more.

Thank you.

The text of this speech will be available on our website by Wednesday and email or fax copies can be requested from Jason Bloom at 1800 661 3560. An audio file including the questions and answers will be on the website as soon as possible.

Operator josie, the floor is open for questions.